EXHIBIT 4.31

                              Consulting Agreement

                         Dated December 1, 2005, between

                                 William Tafuri
                                       and
                             Centrasia Mining Corp.

                                CENTRASIA MINING
                          300-1055 WEST HASTINGS STREET
                        VANCOUVER, B.C., CANADA, V6E 2E9
                                TEL: 604.688.4110
                                FAX: 604.688.4169


December 1, 2005


TO:      MR. WILLIAM TAFURI




RE:      CONSULTING AGREEMENT

This Agreement contains the terms and conditions of your being retained as the Vice-President of Exploration and Director of Operations, Asia for Centrasia Mining Corp. ("Centrasia" or the "Company"). This Agreement will commence with effect from December 1, 2005 (the "Commencement Date") and will continue until terminated in accordance with Section 4 below.

1)       GENERAL

         a) POSITION & RESPONSIBILITIES: Your position will be Vice-President of Exploration and Director of Operations, Asia of the Company. You will report to the President of the Company.

         b) TIME AND DUTIES: You will devote all of your business time, attention and abilities to the position hereby granted and accepted. While performing your duties and responsibilities you will give the Company the full benefit of your knowledge, expertise, skill and ingenuity. You acknowledge that in this position you may be required to fulfill duties and responsibilities outside of normal business hours.

         c) REMUNERATION: In consideration of the performance of all your duties and responsibilities under this Agreement you will receive a monthly retainer equal to US$8,750.00, payable in arrears on receipt of your invoice for such amount.

         d) BENEFITS AND REIMBURSABLE EXPENSES: Transport to/from project sites, all accommodation and meal costs related to your work, and any other reasonable out-of-pocket expenses incurred while performing your duties will be paid by the Company.

         e) OPTIONS, ETC.: You will be eligible for the grant of additional stock option(s) by Centrasia over and above your existing stock option, and to the payment of cash or other bonuses in exceptional circumstances at the discretion of the Board of Directors of Centrasia, subject, where applicable, to regulatory approval.

2) CONFIDENTIALITY: You acknowledge that your position with the Company under this Agreement will place them in a position whereby they will be party to confidential Company information ("Confidential Information") in regard to the Company and its operations. You hereby undertake not to reveal or pass on (unless obligated by law) or to use this privileged Confidential Information both during and subsequent to the termination of this Agreement, other than to carry out their obligations to the Company. Such disclosure leading to damages to the Company or otherwise will result in the termination of this Agreement and/or the Company seeking damages or losses. You will not copy Confidential Information except as required to carry out their duties and responsibilities.

3) OBLIGATIONS: Throughout the term of this Agreement, you will faithfully serve the Company and use your best efforts to promote and further its business. You will act honestly and in good faith in what you reasonably believe are the best interests of the Company. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in comparable circumstances. You will not receive or accept for your benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing business transactions with the Company, without prior written approval from the Company.

4) TERM: This Agreement will be for a term of one year commencing on the Commencement Date and expiring on the first anniversary of the Commencement Date, subject to earlier termination as provided herein. At the end of the initial term of this Agreement, it will be automatically renewed for successive one year periods unless either party gives written notice to the other party of non-renewal at least 90 days in advance of the expiration date of the then current term. The parties agree that in order to protect the Company's business interests, the Company may, in its sole discretion, waive the right to notice and end this Agreement at any time upon payment of three month's pay and any legitimate business expenses payable to you. Where you are in breach of this contract, engage in conduct which is dishonest, illegal or damaging to the reputation of the Company, willfully fails to follow Company policy or direction, or through your own actions are incapable of carrying out your responsibilities, then the Company may terminate this Agreement without notice and without payment of compensation. Upon termination of this Agreement, you will immediately return all Company property (including, but not restricted to, all documents or data (written or digital), keys and other hard assets).

5) GOVERNING LAW: The Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

6)       OTHER:

         a) No change or modification to this Agreement will be valid unless it is in writing and signed by both parties.

         b) The parties agree that they understand the terms contained in this Agreement are fair and equitable, and that they have each executed this Agreement of their own free will.

If you are in agreement with the foregoing, please sign this letter agreement where indicated and fax it to the undersigned at 604-687-4770 or otherwise return it to our office.

Yours sincerely,

CENTRASIA MINING CORP.



By:  /s/Douglas Turnbull,

     Douglas Turnbull,
     President



I acknowledge and agree to the terms and conditions of my being retained as a consultant by the Company as set out above.

DATED as of the 1st day of December, 2005



Signed:  /s/  William Tafuri
         -------------------
         William Tafuri